                                                                    Exhibit 99.1


                                             Contacts:

                                             Rebecca Peterson
                                             Director, Corporate Communications
                                             Alkermes, Inc.
                                             (617) 583-6378

                                             James M. Frates
                                             Chief Financial Officer
                                             Alkermes, Inc.
                                             (617) 494-0171



ALKERMES REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2003

CAMBRIDGE, MA, MAY 29, 2003 -- Alkermes, Inc. (NASDAQ:ALKS) today reported its financial results for the fiscal year ended March 31, 2003. The net loss on a GAAP basis for the fiscal year ended March 31, 2003 was $106.9 million or $1.66 per share as compared to a net loss of $61.4 million or $0.96 per share in the prior year. Included in the net loss for fiscal 2003 is a $94.6 million noncash charge related to the equity investment Alkermes made in Reliant Pharmaceuticals, LLC ("Reliant") in December 2001, as well as an $80.8 million noncash gain on the exchange of our convertible notes in December 2002.

PRO FORMA RESULTS
-----------------

Pro forma net loss for fiscal 2003 was $82.4 million or $1.28 per share compared to a pro forma net loss of $56.0 million or $0.88 per share for fiscal 2002. The pro forma net loss for fiscal 2003 excludes (i) the $80.8 million noncash gain related to the convertible note exchange referenced above; (ii) the $94.6 million noncash charge related to our investment in Reliant, a specialty pharmaceutical company in which Alkermes holds a 19% equity stake; (iii) $6.5 million in restructuring charges; and (iv) a $4.3 million noncash derivative charge associated with the provisional call structure of our 6.52% convertible senior subordinated notes (the "6.52% Senior Notes") issued in December 2002. Pro forma net loss for the year ended March 31, 2002 excludes a $5.4 million noncash charge related to our investment in Reliant. The increase in the pro forma net loss for the current year as compared to the prior year was primarily because of a reduction in total revenues related to the way we are now funded by Eli Lilly for our pulmonary insulin and hGH programs, and changes in revenues received under several collaborative agreements, including termination of the GlaxoSmithKline collaboration.

Alkermes is providing pro forma net loss as a complement to results provided in accordance with accounting principles generally accepted in the U.S. (known as "GAAP"). The pro forma net loss excludes both non-recurring items (the noncash gain related to the convertible note exchange referred to above, restructuring charges and noncash charges related to our investment in Reliant) and a noncash derivative loss on our 6.52% Senior Notes which is likely to recur either as a gain or a loss depending on a number of factors, including our common stock price at the end of each quarter. Management believes this pro forma measure helps indicate underlying trends in our ongoing operations by excluding the non-recurring items as well as the potentially volatile, noncash derivative item that is unrelated to our ongoing operations.

"During the year, we bolstered our financial position, expanded our manufacturing capabilities and directed our resources to the downstream development of our most promising proprietary candidates and productive collaborations, all with a view towards preparing Alkermes for its next stage of growth," commented Richard Pops, Chief Executive Officer. "The highlight of 2003 was the successful launch of our second commercial product, Risperdal Consta(TM), by our partner Johnson & Johnson in markets outside the U.S. In fiscal 2004, we are looking forward to several important milestones, particularly the potential U.S. approval for Risperdal Consta, the completion of our Phase III trial of our first proprietary product candidate, Vivitrex(R), and several clinical and regulatory milestones in our other later stage product development programs."

REVENUES
--------

Total revenues were $47.3 million for the year ended March 31, 2003 compared with $54.1 million for the prior year. Due to the amount of revenues earned as a result of the commercial launch of Risperdal Consta in certain countries outside of the U.S., the Company has, for the first time, separately reported its manufacturing and royalty revenues. Total manufacturing and royalty revenues were $15.5 million for the year ended March 31, 2003, including $13.4 million of manufacturing and royalty revenues for Risperdal Consta. The majority of the manufacturing and royalty revenues were earned from manufacturing fee revenues for Risperdal Consta as our partner, Janssen Pharmaceutica (a wholly owned subsidiary of Johnson & Johnson), purchased product to build inventory and support the commercial launch of the product. Alkermes developed the delivery technology for Risperdal Consta, which is an injectable, long-acting formulation of Risperdal(R), a Janssen Pharmaceutica drug. Johnson & Johnson has filed for approval of Risperdal Consta around the world. To date the product has been approved for sale in 24 countries. Janssen-Cilag, a wholly owned subsidiary of Johnson & Johnson, is currently marketing Risperdal Consta in Austria, Denmark, Germany, Ireland, Mexico, Switzerland and the United Kingdom. The product is approved, but has not yet been launched, in Argentina, Australia, Colombia, the Czech Republic, Estonia, Finland, Hong Kong, Hungary, Iceland, Israel, Korea, Latvia, Lithuania, The Netherlands, New Zealand, Norway, and Spain.

Research and development revenue under collaborative arrangements for the year ended March 31, 2003 was $31.8 million as compared to $54.1 million for the prior year. The decrease was primarily a result of the change in the Risperdal Consta program from a development stage program to a commercial product, the restructuring of our AIR(R) insulin and AIR hGH programs with Lilly and changes in the Company's partners, as well as changes in the stage of several other collaborative programs. Beginning January 1, 2003, Alkermes no longer records research and development revenue for work performed on the Lilly programs, but instead will use the proceeds from Lilly's purchase of $30 million of the Company's preferred stock in December 2002 to pay for development costs into calendar year 2004.

COST OF GOODS MANUFACTURED
--------------------------

Due to the amount of revenues earned as a result of the commercial launch of Risperdal Consta in certain countries outside the U.S., the Company is reporting costs of goods manufactured separately from research and development expenses for the first time. For fiscal 2003, the cost of goods manufactured was $10.9 million, consisting of approximately $5.5 million for Risperdal Consta and approximately $5.4 million for Nutropin Depot(R).

RESEARCH AND DEVELOPMENT/GENERAL AND ADMINISTRATIVE EXPENSES
------------------------------------------------------------

There were $85.4 million in research and development expenses and $26.7 million in general and administrative expenses for the year ended March 31, 2003. This compares with $92.1 million in research and development expenses and $24.4 million in general and administrative expenses for the prior year. Research and development expenses were lower in the year ended March 31, 2003 primarily because the Company is now separately reporting the cost of goods manufactured for its commercial products as Risperdal Consta moved from a development stage program to a commercial product. This decrease was partially offset by an increase in external research expenses as we advanced our proprietary product candidates and our collaborators' product candidates through development and clinical trials. The Company currently has two products in Phase III clinical trials: its proprietary product candidate, Vivitrex for alcohol dependence and Nutropin Depot for adult growth hormone deficiency in collaboration with Genentech, Inc. General and administrative expenses for the year ended March 31, 2003 were higher primarily as a result of $2.6 million of merger costs that were expensed as a result of the mutual termination of the merger agreement with Reliant in August 2002. General and administrative expenses also increased as a result of an increase in professional fees, insurance costs and consulting costs, partially offset by a decrease in personnel and related costs as a result of our restructuring in August 2002. Overall, there was also an increase in occupancy costs and depreciation expense related to the expansion of our facilities in both Massachusetts and Ohio.

INTEREST INCOME/EXPENSE
-----------------------

Interest income for the year ended March 31, 2003 was $3.8 million as compared with $15.3 million for the prior year. The decrease in interest income was primarily the result of lower average cash and investment balances as compared to the prior year, as well as a decline in interest rates. Interest expense was $10.4 million for the fiscal year ended March 31, 2003 as compared to $8.9 million for the prior year. The increase for fiscal 2003 as compared to fiscal 2002 was primarily the result of interest charges related to the 6.52% Senior Notes.

CASH AND INVESTMENTS
--------------------

At March 31, 2003, Alkermes had total cash and investments of $145.0 million, as compared to $161.5 million at March 31, 2002.

INVESTMENT IN RELIANT
---------------------

Equity in losses of Reliant Pharmaceuticals, LLC for the year ended March 31, 2003 was $94.6 million as compared to $5.4 million for the prior year. In December 2001, Alkermes announced a strategic alliance with Reliant, in connection with which Alkermes purchased approximately 63% of an offering by Reliant of its Series C Convertible Preferred Units, representing approximately 19% of the equity interest in Reliant, for a purchase price of $100 million. Reliant is organized as a limited liability company which is treated in a manner similar to a partnership. Because Reliant had an accumulated deficit from operations and a deficit in members' capital, our share of Reliant's losses from the date of our investment is recognized in proportion to our percentage participation in the Series C financing and not in proportion to our 19% ownership in Reliant. We have been recording our equity in the losses of Reliant three months in arrears. As required under the equity method of accounting, our $100 million investment was reduced to zero during the year ended March 31, 2003, as Reliant continued to have net losses during the calendar year ended December 31, 2002. Since Alkermes has no further funding commitments to Reliant, we will not record any further losses of Reliant in our statements of operations. To the extent that Reliant has net income in the future, Alkermes would record its proportional share of Reliant's net income on its books to its investment account and to revenue. There can be no assurance that Reliant will have net income in the near future, if ever.

FINANCIAL GUIDANCE FOR FISCAL 2004
----------------------------------

The following is the financial guidance for Alkermes for the year ending March 31, 2004.

Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause actual results to differ from our expectations, please see risk factors at the end of this press release and reports filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

REVENUES. Our total revenue projections for Alkermes for the upcoming fiscal year range from $70 to $85 million. We expect manufacturing and royalty revenues to range from $30 to $35 million. The projected increase in manufacturing and royalty revenues is mainly the result of an expected increase in manufacturing shipments and royalty revenues related to Risperdal Consta. These targets assume approval for Risperdal Consta is received in the U.S. at the end of calendar year 2003 and also assume that further approvals and launches of Risperdal Consta continue as predicted in the rest of the world. The revenues for Risperdal Consta are based on estimates from our partner, who has the right to change the timing and amount of their purchases.

We project that research and development revenues will range from $40 to $50 million. This estimate assumes that certain milestones and other assumptions related to partnering will be achieved. Research and development revenues, which are received from our corporate partners, can fluctuate as our partners can change the scope or timing of, or terminate, the programs at any time.

COST OF GOODS MANUFACTURED. Our projections for cost of goods manufactured for fiscal 2004 range from $15 to $20 million. These costs are estimated based on projected orders from our partners for Risperdal Consta and Nutropin Depot. Orders from our partners are subject to change.

RESEARCH AND DEVELOPMENT EXPENSES. Our projections for research and development expenses for fiscal 2004 range from $95 to $105 million. This increase is primarily a result of our continuing efforts to advance our proprietary products towards commercialization, specifically our Phase III Vivitrex program, and increases in spending related to our collaboration with Lilly for pulmonary insulin and hGH. As mentioned above, Alkermes no longer records research and development revenue for work performed on the Lilly programs, but uses the proceeds from Lilly's purchase of $30 million of the Company's preferred stock in December 2002 to pay for development costs. In addition, we expect an increase in occupancy and depreciation costs as our new or expanded manufacturing facilities in Ohio and Massachusetts are completed in fiscal 2004.

GENERAL AND ADMINISTRATIVE EXPENSES. Our projections for general and administrative expenses for fiscal 2004 range from $24 to $26 million. The decrease is mainly a result of $2.6 million of nonrecurring merger costs included in the prior year numbers, partially offset by an expected increase in personnel and associated costs, insurance costs, depreciation and consulting costs in fiscal 2004.

PROJECTED NET LOSS. We anticipate recording a net loss of $70 to $80 million for the fiscal year ended March 31, 2004 or approximately $1.07 to $1.22 per share. The net loss per share calculation is based on an estimated 65.5 million shares of our common stock outstanding on a weighted average basis, which excludes the potential conversion of the 6.52% Senior Notes. If the price of Alkermes' common stock closes at or above $11.53 for any 20 trading days out of a 30 trading day period, Alkermes has the right to automatically convert the outstanding $174.5 million of the 6.52% Senior Notes into our common stock.
With roughly $15 million in noncash expenses included in the projected net loss, this translates to an expected operating cash burn between $55 to $65 million in fiscal 2004. The projected net loss excludes any noncash gain or loss relating to the derivative associated with our 6.52% Senior Notes which cannot be estimated as it will fluctuate based on a number of factors, including our common stock price at the end of each quarter.

CAPITAL. We anticipate that our capital expenditures for fiscal 2004 will be approximately $14 million, a substantial reduction from the $46 million we spent during fiscal 2003. Capital expenditures will be significantly reduced in fiscal 2004 as we complete the expansion of our facilities in Massachusetts and Ohio.

Finally, as our pipeline continues to expand and mature and with the anticipated demand for Risperdal Consta, we continue to aim for our goal of breaking into profitability in calendar year 2005.

Alkermes, Inc. is an emerging pharmaceutical company developing products based on our sophisticated drug delivery technologies to enhance therapeutic outcomes. Our areas of focus include: controlled, extended-release of injectable drugs utilizing our ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on our proprietary Advanced Inhalation Research, Inc. ("AIR(R)") pulmonary delivery system. Our business strategy is twofold. We partner our proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develop novel, proprietary drug candidates for our own account. In addition to our Cambridge, Massachusetts headquarters, research and manufacturing facilities, we operate research and manufacturing facilities in Ohio.

Certain statements set forth above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that such statements are based on reasonable assumptions within the bounds of our knowledge of our business and operations, various factors may cause our actual results to differ materially from our expectations. These include: whether additional regulatory approvals will be received for Risperdal Consta, particularly in the U.S. after the receipt of a non-approvable letter from the FDA; whether additional commercial launches of Risperdal Consta in countries where it has been or may be approved occur in a timely or successful manner; whether manufacturing and royalty revenues for Risperdal Consta or our other product meet the magnitude and timing that we expect, particularly because we rely on our partners to market these products; whether we enter into any collaboration with a third party to market or fund a proprietary product candidate and whether the terms of such a collaboration meet our expectations; whether we will get a return on our investment in Reliant; and whether advancement of our pipeline will be delayed due to: actions or decisions by our partners with regard to development and regulatory strategy, timing and funding which are out of our control; the outcome of clinical and preclinical work we are pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding our product candidates, which may be based on interpretations of data that differ from our interpretations; potential changes in cost, scope and duration of clinical trials; and our ability to successfully and efficiently manufacture our commercial products and scale-up our product candidates. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to the reports filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Alkermes disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

Note: Alkermes will host a conference call at 4:30pm EDT on May 29, 2003. The call will be webcast on the investor relations section of Alkermes' website at www.alkermes.com and will be archived until June 9, 2003.

                                 (tables follow)

                          ALKERMES, INC. AND SUBSIDIARIES
                          SELECTED FINANCIAL INFORMATION



CONDENSED CONSOLIDATED                                          Year           Year
STATEMENTS OF OPERATIONS                                        Ended          Ended
(UNAUDITED)                                                   March 31,      March 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                           2003           2002
=====================================================================================
Revenues:
  Manufacturing and royalty revenues                          $  15,482      $     --
  Research and development revenue under collaborative
    arrangements                                              $  31,784      $ 54,102
--------------------------------------------------------------------------------------
    Total Revenues                                            $  47,266      $ 54,102
--------------------------------------------------------------------------------------
Expenses:
  Cost of goods manufactured                                     10,910            --
  Research and development                                       85,388        92,092
  General and administrative                                     26,694        24,387
  Restructuring costs                                             6,497            --
--------------------------------------------------------------------------------------
    Total Expenses                                              129,489       116,479
--------------------------------------------------------------------------------------
Net Operating Loss                                              (82,223)      (62,377)
--------------------------------------------------------------------------------------
Other Income (Expense):
  Interest and other income                                       3,776        15,302
  Gain on exchange of notes                                      80,849            --
  Derivative loss related to our convertible senior
    subordinated notes                                           (4,300)           --
  Interest expense                                              (10,403)       (8,876)
--------------------------------------------------------------------------------------
    Total Other Income                                           69,922         6,426
--------------------------------------------------------------------------------------
Equity in Losses of Reliant Pharmaceuticals, LLC                (94,597)       (5,404)
--------------------------------------------------------------------------------------
NET LOSS                                                      $(106,898)     $(61,355)
=====================================================================================
BASIC AND DILUTED LOSS PER COMMON SHARE                       $   (1.66)     $  (0.96)
=====================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING             64,368        63,669
=====================================================================================

PRO FORMA RECONCILIATION:
NET LOSS-GAAP                                                 $(106,898)     $(61,355)
Gain on exchange of notes                                       (80,849)           --
Equity in Losses of Reliant Pharmaceuticals, LLC                 94,597         5,404
Restructuring costs                                               6,497            --
  Derivative loss related to our convertible senior
    subordinated notes                                            4,300            --
--------------------------------------------------------------------------------------
NET LOSS-PRO FORMA                                            $ (82,353)     $(55,951)
=====================================================================================
BASIC AND DILUTED LOSS PER COMMON SHARE                       $   (1.28)     $  (0.88)
=====================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING             64,368        63,669
=====================================================================================


CONDENSED CONSOLIDATED
BALANCE SHEETS                                                March 31,      March 31,
(UNAUDITED)                                                     2003            2002
=====================================================================================
Cash, cash equivalents and total investments                  $ 145,040      $161,473

Accounts receivables, prepaid expenses,
  other current assets and inventory                             12,043        24,289
Property, plant and equipment, net                               91,474        61,836
Investment in Reliant Pharmaceuticals, LLC                           --        94,597
Other assets                                                      7,142         8,155
-------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $ 255,699      $350,350
=====================================================================================
Total current liabilities                                     $  54,044       $42,886
Deferred revenue                                                 10,114            --
Long-term obligations                                                --         7,800
Convertible subordinated notes                                  166,587       200,000
Convertible preferred stock                                      30,000            --
Total shareholders' (deficit) equity                             (5,046)       99,664
-------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY          $ 255,699      $350,350
=====================================================================================

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003 which will be filed in June 2003.

ALKERMES, INC. AND SUBSIDIARIES

                                                                        Three Months Ended                         Total
                                                      ---------------------------------------------------------------------
QUARTERLY FINANCIAL DATA FISCAL 2003                  June 30,    September 30,   December 31,     March 31,      March 31,
(In thousands, except per share data)                   2002          2002            2002            2003          2003
===========================================================================================================================
Revenues:
   Manufacturing and royalty revenues                 $  1,771       $  1,655       $  3,490       $  8,566       $  15,482
   Research and development revenue
     under collaborative arrangements                    8,520          7,816         11,705          3,743          31,784
---------------------------------------------------------------------------------------------------------------------------
      Total Revenues                                    10,291          9,471         15,195         12,309          47,266
---------------------------------------------------------------------------------------------------------------------------

Expenses:
   Cost of goods manufactured                            1,248          1,166          2,459          6,036          10,910
   Research and development                             23,351         27,020         18,707         16,311          85,388
   General and administrative                            6,016          9,196          5,367          6,115          26,694
   Restructuring costs                                      --          3,682          2,274            541           6,497
---------------------------------------------------------------------------------------------------------------------------
      Total Expenses                                    30,615         41,064         28,807         29,003         129,489
---------------------------------------------------------------------------------------------------------------------------

Net Operating Loss                                     (20,324)       (31,593)       (13,612)       (16,694)        (82,223)
---------------------------------------------------------------------------------------------------------------------------

Other Income (Expense):
   Interest and other income                             1,366          1,068            553            789           3,776
   Gain on exchange of notes                                --             --         80,849             --          80,849
   Derivative loss related to our convertible
     senior subordinated notes                              --             --             --         (4,300)         (4,300)
   Interest expense                                     (2,081)        (2,067)        (2,058)        (4,197)        (10,403)
---------------------------------------------------------------------------------------------------------------------------
      Total Other (Income) Expense                        (715)          (999)        79,344         (7,708)         69,922
---------------------------------------------------------------------------------------------------------------------------

Equity in Losses of Reliant Pharmaceuticals, LLC       (24,213)       (35,257)       (24,482)       (10,645)        (94,597)
---------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                     $(45,252)      $(67,849)      $ 41,250       $(35,047)      $(106,898)
===========================================================================================================================

NET INCOME (LOSS) PER COMMON SHARE:
BASIC                                                 $  (0.70)      $  (1.05)      $   0.64       $  (0.54)      $   (1.66)
===========================================================================================================================

DILUTED                                               $  (0.70)      $  (1.05)      $   0.62       $  (0.54)      $   (1.66)
===========================================================================================================================

WEIGHTED AVERAGE COMMON SHARES USED TO
  COMPUTE NET INCOME (LOSS) PER COMMON SHARE:
BASIC                                                   64,261         64,318         64,409         64,552          64,368
===========================================================================================================================

DILUTED                                                 64,261         64,318         67,059         64,552          64,368
===========================================================================================================================


This quarterly financial data should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003 which will be filed in June 2003.

Certain reclassifications have been made to the quarterly numbers to reflect the presentation used for the year ended March 31, 2003.